EXHIBIT 10.53
O3B NETWORKS LIMITED
RIGHT OF FIRST OFFER AGREEMENT
(New Investor)
     This Right of First Offer Agreement (the “Agreement”) is entered into as of the 4th day of January, 2008, by and among O3B Networks Limited, a private company limited by shares organized under the laws of Jersey (the “Company”), LGI Ventures B.V. (the “Preferred Investor”), Gregory Wyler (the “Founder” and, together with the Preferred Investor, the “Existing Investors”), and each of the persons and entities listed on Exhibit A hereto, as such Exhibit may be amended in accordance with the terms hereof (individually, a “New Investor” and collectively, the “New Investors”).
Recitals
     Whereas, the Preferred Investor is the holder of Series A Preference Shares of the Company (“Series A Preference Shares”);
     Whereas, the Founder is the holder of Common Shares of the Company;
     Whereas, the New Investors are existing or prospective holders of share capital of the Company;
     Whereas, the Preferred Investor’s entry into the Purchase Agreement is expressly conditioned upon the agreement by the Company to require the execution and delivery of this Agreement prior to the issuance of such share capital to the prospective holder thereof; and
     Whereas, in connection with the issuance of such share capital, the parties desire to enter into this Agreement in order to grant rights of first offer to the Company, the Preferred Investor and the Founder and other rights as set forth below.
     Now, Therefore, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1. GENERAL.
     1.1 Definitions.
          (a) An “Affiliate” of a Person shall mean any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.
          (b) “Business Day” means any day other than a day on which banking institutions in the Borough of Manhattan, the City of New York, in the City and County of Denver, in London England, or in Amsterdam, The Netherlands, are authorized or obligated by law, executive order or regulation to close.

          (c) “Common Shares” means the ordinary shares of the Company having a par value of £1.00 and any securities of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, Common Shares.
          (d) Each Existing Investor’s “Existing Investor Pro Rata Share” at any time shall be equal to a fraction, the numerator of which is the number of Existing Investor Shares held by such Existing Investor at such time, and the denominator of which is the total number of Existing Investor Shares held by all Existing Investors at such time.
          (e) “Existing Investor Shares” shall mean Common Shares (including all Common Shares issuable or issued upon conversion of the Series A Preference Shares and any other Preference Shares of the Company) held or deemed held upon such conversion by the Existing Investors.
          (f) “New Investor Shares” shall mean Common Shares (including all Common Shares issuable or issued upon conversion of any Preference Shares of the Company) now owned or subsequently acquired by the New Investors.
          (g) “Non-U.S. Legal Requirements” shall mean, in the case of a public offering or registration of any of the Company’s securities on a public securities exchange (whether regulated or otherwise) in the United Kingdom or elsewhere in the world other than the United States, all applicable laws, regulations or other legal requirements necessary to permit the unrestricted sale of such securities to be registered in such jurisdiction and on such market by the Company or the holders of such securities, as the case may be.
          (h) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company or trust.
          (i) “Qualified IPO” shall mean the first firmly underwritten public offering pursuant to an effective Registration Statement under the Securities Act or Non-U.S. Legal Requirements covering the offer and sale of Common Shares for the account of the Company that values the Company at not less than €121,250,000 prior to the consummation of such offering and in which the net cash proceeds to the Company (after underwriting discounts, commissions and fees) are at least €34,750,000 (or its equivalent in U.S. dollars if such offering is effected in the United States) and (ii) after which the Common Shares are listed on the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market or a designated offshore securities market (as defined in Regulation S under the Securities Act.
          (j) “Registration Statement” shall mean (i) with respect to an offering of the Company’s securities in the United States, a registration statement as defined in the Securities Act and (ii) with respect to the offering of the Company’s securities in non-U.S. jurisdictions, the comparable documents required under applicable Non-U.S. Legal Requirements for the relevant securities to be registered, listed, admitted to trading or otherwise and includes, without limitation, prospectuses, listing particulars and admission documents.
          (k) “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

          (l) The term “Transfer” shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law.
SECTION 2. Right of First Offer.
     2.1 Right of First Offer on New Investor Transfers.
          (a) If any New Investor desires to Transfer all or any portion of its New Investor Shares, it shall first submit a written notice (a “Request for Offer Notice”) to the Company, the Founder and the Preferred Investor specifying the number of New Investor Shares he proposes to Transfer (the “Offered New Investor Shares”). If the Company, the Founder or the Preferred Investor (each, an “Offeror”) desires to purchase for cash any or all of the Offered New Investor Shares, the Offeror shall so notify the New Investor in writing (with a copy to the other Offeror) within ten (10) days after the Request for Offer Notice was given (the “Proposal Period”), specifying the number of Offered New Investor Shares it desires to purchase and the cash purchase price per share it is willing to pay (a “Purchase Proposal”).
          (b) The New Investor in its sole discretion shall elect whether or not it desires to accept a Purchase Proposal from any of the Offerors, but if the New Investor accepts only one Purchase Proposal, that Purchase Proposal must be the one that offers the highest cash purchase price per share. If the New Investor elects to accept a Purchase Proposal from an Offeror he shall do so by notifying the Offeror(s) in writing (an “Acceptance Notice”) within ten (10) days after the applicable Purchase Proposal notice was given. Unless the parties shall otherwise agree or unless extended to obtain governmental approvals, the closing of any purchase of the Offered New Investor Shares by the Company, the Founder and/or the Preferred Investor pursuant to this Section 2.1 (the “Closing”) shall occur on the last Business Day that occurs on or immediately preceding thirty (30) days following the giving of the Acceptance Notice by the New Investor (subject to an extension of up to ninety (90) additional days to the extent necessary in order to receive any governmental approvals required for the consummation of such Transfer). If extended, the Closing shall occur on the fifth (5th) Business Days following the receipt of applicable governmental approvals. The Closing shall take place at 9:00 am, local time, at the office of legal counsel for the Company (or if the Company is not purchasing any Offered New Investor Shares, at the office of legal counsel for the Founder or the Preferred Investor, whichever is purchasing the greater number of New Investor Shares), unless the parties agree to a different time and place. At the Closing, the New Investor shall deliver the certificate(s) representing such Offered New Investor Shares, properly endorsed for transfer, against receipt of the purchase price therefor, which shall be paid by wire transfer of immediately available funds to an account that is designated by the New Investor at least three (3) Business Days prior to the Closing, which account shall be at a bank that will accept wire transfers on any Business Day. Any Offered New Investor Shares purchased by the Company shall thereupon be cancelled and cease to be issued and outstanding. Each party to this Agreement shall cooperate with and use commercially reasonable efforts to assist the party or parties purchasing the Offered New Investor Shares, at the purchasing party’s or parties’ expense, obtain any governmental approvals required for the consummation of such purchase.

          (c) The New Investor shall be free to Transfer any or all of the Offered New Investor Shares not sold pursuant to a Purchase Proposal under Section 2(b) to any third party free of any restriction under this Agreement; provided that if the aggregate number of Offered New Investor Shares that the Offerors have timely offered to purchase is equal to or greater than the total number of Offered New Investor Shares, (i) such Transfer must occur within one hundred and eighty (180) days (subject to an extension of up to ninety (90) additional days to the extent necessary in order to receive any governmental approvals required for the consummation of such Transfer) following the expiration of the Proposal Period and (ii) the price, in cash, at which the New Investor Transfers any Offered New Investor Shares to the third party must be no less than the Minimum Price for such Transfer. Each party to this Agreement shall cooperate with and use commercially reasonable efforts to assist the party or parties purchasing Offered New Investor Shares, at the purchaser’s or purchasers’ expense, obtain any governmental approvals required for the consummation of such purchase. If the Offered New Investor Shares are not Transferred within the time period set forth above in this Section 2.1(c), then the procedures set in Section 2.1 shall again apply to any Transfer of any of the Offered New Investor Shares. For purposes of this Agreement, the “Minimum Price” for a Transfer shall mean the highest price that the Offered New Investor Shares subject to the Transfer could have been sold pursuant to any Purchase Proposal under Section 2(b) that was not accepted by the New Investor had the New Investor been able to accept each such Purchase Proposal in whole or in part. For example, if the Offered New Investor Shares are 200 and the New Investor received two Purchase Proposals, one for 150 Offered New Investor Shares at €10.00 and the other for 100 Offered New Investor Shares at €8.00, neither of which was accepted, and the New Investor desires to Transfer 150 Offered New Investor Shares, then the Minimum Price would be €10.00 per Offered New Investor Share. If the New Investor desires to Transfer 200 Offered New Investor Shares, then the Minimum Price would be €9.50 per Offered New Investor Share, and if the New Investor desires to Transfer 175 Offered New Investor Shares, then the Minimum Price would be €9.71 per Offered New Investor Share.
          (d) Notwithstanding the foregoing, the first offer rights of the Company, the Founder and the Preferred Investor set forth in this Section 2.1 shall not apply to:
               (i) Any Transfer by a New Investor without consideration to the New Investor’s, ancestors, descendants, familial like relations, or spouse or to trusts for the benefit of such persons or the New Investor; provided that (A) the New Investor shall inform the Company of such Transfer prior to effecting it and (B) the transferee of any shares from the New Investor shall enter into a written agreement to be bound by and comply with this Agreement as if it were an original “New Investor” hereunder;
               (ii) Any Transfer by a New Investor to an Affiliate of the New Investor; provided that (A) the New Investor shall inform the Company of such Transfer prior to effecting it and (B) such Affiliate shall enter into a written agreement to be bound by and comply with this Agreement as if it were an original “New Investor” hereunder;
               (iii) Any Transfer to a New Investor’s estate or by such estate by bequest, devise or descent; provided that (A) the Company is given prompt notice of such Transfer; and (B) the transferee of any New Investor Shares shall enter into a written agreement to be bound by and comply with this Agreement as if it were an original “New Investor” hereunder; and
               (iv) Any pledge by a New Investor of New Investor Shares that creates a mere security interest in the pledged New Investor Shares; provided that (A) the New Investor shall inform the Company of such pledge prior to effecting it and (B) the pledgee of any New Investor Shares from the New Investor shall enter into a written agreement to be bound and comply with this Agreement as if it were an original “New Investor” hereunder.
               (v) Any Transfer of New Investor Shares without consideration to a bona fide charitable organization.
Upon the completion of any Transfer in compliance with clauses (i) through (iv) of this Section 2.1(d), the transferee shall become a “New Investor” and the Transferred New Investor Shares shall remain “New Investor Shares” for all purposes of this Agreement.
SECTION 3. Legend and “Market Stand-Off” Agreement.
     3.1 Legend.
          (a) Each certificate representing New Investor Shares now or hereafter owned by the New Investors shall be endorsed with the following legend:
“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A CERTAIN RIGHT OF FIRST OFFER AGREEMENT BY AND AMONG THE COMPANY, GREGORY WYLER, LGI VENTURES, B.V. AND CERTAIN HOLDERS OF SHARES OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”
          (b) The New Investors agree that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 3.1(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed at the request of any New Investor following termination of the applicable rights of first offer set forth in Section 2 of this Agreement.
     3.2 “Market Stand-Off” Agreement. Each New Investor hereby agrees that such New Investor shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any New Investor Shares (or other securities of the Company) held by such New Investor (other than those included in the Registration Statement) (i) during the 180-day period following the effective date of a Qualified IPO (or such longer period, not to exceed 18 days after the expiration of the 180- day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation (collectively, “Applicable Exchange Rules”)) and (ii) if requested by the underwriters, the 90-day period following the effective date of a registration statement of the Company filed under the Securities Act (or such longer period, not to exceed 18 days after the expiration of the 90-day period, as the underwriters or the Company shall request in order to facilitate compliance with Applicable Exchange Rules). The obligations described in this Section 3.2 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future.
SECTION 4. MISCELLANEOUS.
     4.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York in all respects as such laws are applied to agreements among New York residents entered into and to be performed entirely within New York, without reference to conflicts of laws or principles thereof. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the City and County of New York.
     4.2 Amendment. This Agreement may be amended or modified, and the rights or obligations of the parties hereunder may be waived, only upon the written consent of: (i) the Company, (ii) the Preferred Investor, (iii) the Founder and (iv) the holders of a majority of the New Investor Shares held by the New Investors; provided that no consent of any New Investor shall be necessary for any amendment and/or restatement which merely includes additional shareholders of the Company as “Existing Investors” as parties hereto or includes additional shareholders of the Company as “New Investors” and parties hereto and does not otherwise materially increase such New Investors’ obligations hereunder; provided further that no such consent shall be required from the Preferred Investor or the Founder in the event that such party’s first offer rights have terminated in accordance with Section 4.4. Upon the completion of any amendment to add an additional party as a “New Investor”, Exhibit A hereto shall be deemed to have been amended to include any such additional New Investor. Any amendment or waiver effected in accordance with the previous sentence of this Section 4.2 shall be binding upon all of the New Investors.
     4.3 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors and permitted assigns; provided that, except for an assignment by the Preferred Investor to an Affiliate of the Preferred Investor, no party hereto may assign its first offer rights under this Agreement without the consent of the other parties hereto whose first offer rights have not terminated pursuant to Section 4.4.
     4.4 Term. This Agreement shall continue in full force and effect from the date hereof through the date of the closing of a Qualified IPO; provided the provisions of Section 3 shall continue in full force and effect for so long as any New Investor holds any New Investor Shares.

     4.5 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, or (b) upon receipt of confirmation of delivery to the party to be notified by Federal Express, DHL, UPS or a similar reputable international overnight courier service. All communications shall be sent to the party to be notified at the address as set forth on the signature page or Exhibits hereof or at such other address as such party may designate by written notice to the other parties hereto.
     4.6 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
     4.7 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all reasonable fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all reasonable fees, costs and expenses of appeals.
     4.8 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.
     4.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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     In Witness Whereof, the parties hereto have executed this Right of First Offer Agreement as of the date set forth in the first paragraph hereof.

COMPANY:		PREFERRED INVESTORS:

O3B NETWORKS LIMITED		LGI VENTURES B.V.

By:	/s/ Greg Wyler	By:	/s/ Yvonne van Eck

	Name: Greg Wyler		Name:
	Title: CEO		Title:
		By:	/s/ Chris Smith

	O3B Networks Limited		Address:

Channel House, Green Street
St. Helier, Jersey JE2 4UH

NEW INVESTORS:		FOUNDER:
	/s/ Paul Gould		/s/ Greg Wyler

	PAUL GOULD		GREGORY WYLER

			Address:	P.O. Box 025250 #60714

Miami, Florida 33102-5250

Exhibit A
New Investors

Name and Address

Paul Gould

Address: